Exhibit 23.1

CONSENT OF INDEPENDENT AUDITOR

We hereby consent to the incorporation by reference in this Current Report on Form 8-K/A of our report dated November 15, 2021, relating to the Rasmussen, LLC and Subsidiary Audited Consolidated Financial Statements as of and for each of the years ended December 31, 2020 and 2019.

Sincerely,

/s/ McClintock & Associates, P.C.

McClintock & Associates